Exhibit 1.1

10,302,905 Shares

Poniard Pharmaceuticals, Inc.

Common Stock

UNDERWRITING AGREEMENT

April 24, 2007

CIBC World Markets Corp.

Lazard Capital Markets LLC

as Representatives of the several

Underwriters named in Schedule I hereto

c/o  CIBC World Markets Corp.

300 Madison Avenue

New York, New York  10016

and

Lazard Capital Markets LLC

30 Rockefeller Plaza

New York, New York 10020

Ladies and Gentlemen:

Poniard Pharmaceuticals, Inc., a Washington Corporation (the “Company”), proposes, subject to the terms and conditions contained herein, to sell to you and the other underwriters named on Schedule I to this Agreement (the “Underwriters”), for whom you are acting as Representatives (the “Representatives”), an aggregate of 10,302,905 shares (the “Firm Shares”) of the Company’s common stock, $0.02 par value per share (the “Common Stock”).  The respective amounts of the Firm Shares to be purchased by each of the several Underwriters are set forth opposite their names on Schedule I hereto.  In addition, the Company proposes to grant to the Underwriters an option to purchase up to an additional 1,545,436 shares (the “Option Shares”) of Common Stock from the Company for the purpose of covering over-allotments in connection with the sale of the Firm Shares.  The Firm Shares and the Option Shares are collectively called the “Shares.”

The Company has prepared and filed in conformity with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the published rules and regulations thereunder (the “Rules”) adopted by the Securities and Exchange Commission (the

“Commission”) a registration statement on Form S-3 (No. 333-140854), including a related prospectus dated March 21, 2007 (the “Base Prospectus”) relating to Common Stock that may be sold from time to time by the Company in accordance with Rule 415 of the Securities Act, and such amendments thereof as may have been required to the date of this Agreement. Copies of such Registration Statement (including all amendments thereof and all documents deemed incorporated by reference therein) and of the related Base Prospectus have heretofore been delivered by the Company or are otherwise available to you.

The term “Registration Statement” as used in this Agreement means the registration statement, including all exhibits, financial schedules and all documents and information deemed to be part of the Registration Statement by incorporation by reference or otherwise, as amended from time to time, including the information (if any) contained in the form of final prospectus filed with the Commission pursuant to Rule 424(b) of the Rules and deemed to be part thereof at the time of effectiveness pursuant to Rule 430A of the Rules.

If the Company has filed an abbreviated registration statement to register additional Shares pursuant to Rule 462(b) under the Rules (the “462(b) Registration Statement”), then any reference herein to the Registration Statement shall also be deemed to include such 462(b) Registration Statement.  The term “Preliminary Prospectus” means the Base Prospectus, any preliminary prospectus supplement used or filed with the Commission pursuant to Rule 424 of the Rules, in the form provided to the Underwriters by the Company for use in connection with the offering of the Shares.  The term “Prospectus” means the Base Prospectus, any Preliminary Prospectus and any amendments or further supplements to such prospectus, and including, without limitation, the final prospectus supplement (the “Prospectus Supplement”), filed pursuant to and within the limits described in Rule 424(b) with the Commission in connection with the proposed sale of the Shares contemplated by this Agreement.  The term “Effective Date” shall mean each date that the Registration Statement and any post-effective amendment or amendments thereto became or become effective. Unless otherwise stated herein, any reference herein to the Registration Statement, any Preliminary Prospectus, the Statutory Prospectus (as hereinafter defined) and the Prospectus shall be deemed to refer to and include the documents incorporated by reference therein, including pursuant to Item 12 of Form S-3 under the Securities Act, which were filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or before the date hereof or are so filed hereafter. Any reference herein to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement, any Preliminary Prospectus, the Statutory Prospectus or the Prospectus shall be deemed to refer to and include any such document filed or to be filed under the Exchange Act after the date of the Registration Statement, any Preliminary Prospectus, the Statutory Prospectus or Prospectus, as the case may be, and deemed to be incorporated therein by reference.

The Company understands that the Underwriters propose to make a public offering of the Shares, as set forth in and pursuant to the Registration Statement, the General Disclosure Package and the Prospectus, as soon after the Effective Date and the date of this Agreement as the Representatives deem advisable.  The Company hereby confirms that the Underwriters and dealers have been authorized to distribute or cause to be distributed the Preliminary Prospectus, and each Issuer Free Writing Prospectus (as hereinafter defined) in connection with the offering of the Shares and are authorized to distribute the Prospectus (as from time to time amended or supplemented if the Company furnishes amendments or supplements thereto to the Underwriters) in connection with the sale of the Shares.

1.     Sale, Purchase, Delivery and Payment for the Shares.  On the basis of the representations, warranties and agreements contained in, and subject to the terms and conditions of, this Agreement:

(a)           The Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at a purchase price of $5.9502 per share (the “Initial Price”), the number of Firm Shares set forth opposite the name of such Underwriter under the column “Number of Firm Shares to be Purchased from the Company” on Schedule I to this Agreement, subject to adjustment in accordance with Section 9 hereof.

(b)           The Company hereby grants to the several Underwriters an option to purchase, severally and not jointly, all or any part of the Option Shares at the Initial Price.  The number of Option Shares to be purchased by each Underwriter shall be the same percentage (adjusted by the Representatives to eliminate fractions) of the total number of Option Shares to be purchased by the Underwriters as such Underwriter is purchasing of the Firm Shares.  Such option may be exercised only to cover over-allotments in the sales of the Firm Shares by the Underwriters and may be exercised in whole or in part at any time on or before 12:00 noon, New York City time, on the business day before the Firm Shares Closing Date (as defined below), and from time to time thereafter within 30 days after the date of this Agreement, in each case upon written, facsimile or telegraphic notice, or verbal or telephonic notice confirmed by written, facsimile or telegraphic notice, by the Representatives to the Company no later than 12:00 noon, New York City time, on the business day before the Firm Shares Closing Date or at least two business days before the Option Shares Closing Date (as defined below), as the case may be, setting forth the number of Option Shares to be purchased and the time and date (if other than the Firm Shares Closing Date) of such purchase.

(c)           Payment of the purchase price for, and delivery of certificates for, the Firm Shares shall be made at the offices of CIBC World Markets Corp., 300 Madison Avenue, New York, New York 10016, at 10:00 a.m., New York City time, on the third business day following the date of this Agreement or at such time on such other date, not later than ten (10) business days after the date of this Agreement, as shall be agreed upon by the Company and the Representatives (such time and date of delivery and payment are called the “Firm Shares Closing Date”).  In addition, in the event that any or all of the Option Shares are purchased by the Underwriters, payment of the purchase price, and delivery of the certificates, for such Option Shares shall be made at the above-mentioned offices, or at such other place as shall be agreed upon by the Representatives and the Company, on each date of delivery as specified in the notice from the Representatives to the Company (such time and date of delivery and payment are called the “Option Shares Closing Date”).  The Firm Shares Closing Date and any Option Shares Closing Date are called, individually, a “Closing Date” and, together, the “Closing Dates.”

(d)           Payment shall be made to the Company by wire transfer of immediately available funds or by certified or official bank check or checks payable in New York Clearing House (same day) funds drawn to the order of the Company, against delivery of the respective certificates to the Representatives for the respective accounts of the Underwriters of certificates for the Shares to be purchased by them.

(e)           Certificates evidencing the Shares shall be registered in such names and shall be in such denominations as the Representatives shall request at least two full business days before the Firm Shares Closing Date or, in the case of Option Shares, on the day of notice of exercise of the option as described in Section 1(b) and shall be delivered by or on behalf of the Company to the Representatives through the facilities of the Depository Trust Company (“DTC”) for the account of such Underwriter.  The Company will cause the certificates representing the Shares to be made available for checking and packaging, at such place as is designated by the Representatives, on the full business day before the Firm Shares Closing Date (or the Option Shares Closing Date in the case of the Option Shares).

2.     Representations and Warranties of the Company.  The Company represents and warrants to each Underwriter as of the date hereof, as of the Firm Shares Closing Date and as of each Option Shares Closing Date (if any),  as follows:

(a)           The Company meets the requirements for use of Form S-3 under the Securities Act and has filed with the Commission the Registration Statement on such Form, including a Base Prospectus, for registration under the Securities Act of the offering and sale of the Shares and the Company has prepared and delivered a Preliminary Prospectus to the Underwriters for use in connection with this offering.  When the Registration Statement or any amendment thereof or supplement thereto was or is declared effective by the Commission, it (i) complied or will comply, in all material respects, with the requirements of the Securities Act and the Rules and the Exchange Act and the rules and regulations of the Commission thereunder and (ii) did not or will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. When any Preliminary Prospectus or Prospectus was first filed with the Commission (whether filed as part of the Registration Statement or any amendment thereto or pursuant to Rule 424 of the Rules) and when any amendment thereof or supplement thereto was first filed with the Commission, such Preliminary Prospectus or Prospectus as amended or supplemented complied in all material respects with the applicable provisions of the Securities Act and the Rules.  The Prospectus as of its date and as in existence as of each Closing Date did not or will not, and the Statutory Prospectus as of its date and, together with the Pricing Information (as defined below), as of each Closing date will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If applicable, each Preliminary Prospectus and the Prospectus delivered to the Underwriters for use in connection with this offering was identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T. Notwithstanding the foregoing, none of the representations and warranties in this paragraph 2(a) shall apply to statements in, or omissions from, the Registration Statement, any Preliminary Prospectus or the Prospectus made in reliance upon, and in conformity with, information herein or otherwise furnished in writing by the Representatives on behalf of the several Underwriters specifically for use in the Registration Statement, any Preliminary Prospectus or the Prospectus. With respect to the preceding sentence, the Company acknowledges that the only information furnished in writing by the Representatives for use in the Registration Statement, any Preliminary Prospectus or the Prospectus is the statements contained in the last three sentences of the fourth paragraph and the eleventh and twelfth paragraphs under the caption “Underwriting” in the Prospectus (collectively, the “Underwriting Information”).

(b)           As of the Applicable Time (as hereinafter defined below), neither (i) the Issuer Free Writing Prospectus(es) (as hereinafter defined below) issued at or prior to the Applicable Time, the Pricing Information and the Statutory Prospectus (as hereinafter defined below), all considered together (collectively, the “General Disclosure Package”), nor (ii) any individual Issuer Free Writing Prospectus when considered together with the General Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to statements in or omissions from any prospectus included in the General Disclosure Package made in reliance upon and in conformity with the Underwriter Information.

Each Issuer Free Writing Prospectus, including any electronic road show (including without limitation any “bona fide electronic road show” as defined in Rule 433(h)(5) under the Securities Act) (each, a “Road Show”) (i) is identified in Schedule III hereto and (iii) complied when issued, and complies, in all material respects with the requirements of the Securities Act and the Rules and the Exchange Act and the rules and regulations of the Commission thereunder.

As used in this Section and elsewhere in this Agreement:

“Applicable Time” means 11:59 p.m. (Eastern time) on the date of this Underwriting Agreement.

“Statutory Prospectus” as of any time means the Preliminary Prospectus relating to the Shares that is included in the Registration Statement immediately prior to the Applicable Time, including any document incorporated by reference therein and any prospectus supplement deemed to be a part thereof.

“Issuer Free Writing Prospectus” means each “free writing prospectus” (as defined in Rule 405 of the Rules) prepared by or on behalf of the Company or used or referred to by the Company in connection with the offering of the Shares, including, without limitation, each Road Show.

“Pricing Information” means the information set forth in Schedule IV hereto.

(c)           The Registration Statement is effective under the Securities Act and no stop order preventing or suspending the effectiveness of the Registration Statement or suspending or preventing the use of any Preliminary Prospectus, the Prospectus or any “free writing prospectus”, as defined in Rule 405 under the Rules, has been issued by the Commission and no proceedings for that purpose have been instituted or, to the Company’s knowledge, are threatened under the Securities Act. Any required filing of any Preliminary Prospectus and/or the Prospectus and any supplement thereto pursuant to Rule 424(b) of the Rules has been or will be made in the manner and within the time period required by such Rule 424(b).  Any material required to be filed by the Company pursuant to Rule 433(d) or Rule 163(b)(2) of the Rules has been or will be made in the manner and within the time period required by such Rules.

(d)           The documents incorporated by reference in the Registration Statement, any Preliminary Prospectus and the Prospectus, at the time they became effective or were filed with the Commission, as the case may be, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the Commission thereunder, and none of such documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and any further documents so filed and incorporated by reference in the Registration Statement, any Preliminary Prospectus and the Prospectus, when such documents become effective or are filed with the Commission, as the case may be, will conform in all material respects to the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the Commission thereunder and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

(e)           Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the public offer and sale of Shares or until any earlier date that the Company notified or notifies the Representatives as described in the next sentence, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information contained in the Registration Statement, including any document incorporated by reference therein and any prospectus supplement deemed to be a part thereof that has not been superseded or modified, the Statutory Prospectus or the Prospectus.

If at any time following issuance of an Issuer Free Writing Prospectus through the through the completion of the public offer and sale of Shares there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information contained in the Registration Statement, including any document incorporated by reference therein and any prospectus supplement deemed to be a part thereof that has not been superseded or modified, or included in the Statutory Prospectus or the Prospectus, or included or would include an untrue statement of a material fact or omitted or would omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances prevailing at the subsequent time, not misleading, the Company has promptly notified or will promptly notify the Representatives and has promptly amended or supplemented or will promptly amend or supplement, at its own expense, such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.

(f)            The financial statements of the Company (including all notes and schedules thereto) included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus present fairly the financial position of the Company and its consolidated subsidiaries at the dates indicated and the statement of operations, stockholders’ equity and cash flows of the Company and its consolidated subsidiaries for the periods specified; and such financial statements and related schedules and notes thereto, and the unaudited financial information filed with the Commission as part of the Registration Statement, have been prepared in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”), consistently applied throughout the periods involved.  The summary and selected financial data included in the Registration Statement, the General Disclosure Package and the Prospectus present fairly, in all material respects, the information shown therein as at the respective dates and for the respective periods specified and have been presented on a basis consistent with the consolidated financial statements set forth in the Prospectus and other financial information.

(g)           There has not occurred any material adverse change in the condition, financial or otherwise, or in the earnings, business or operations or prospects of the Company, from that set forth in the Registration Statement, the General Disclosure Package and the Prospectus (exclusive of any amendments or supplements thereto subsequent to the date of this Agreement).

(h)           KPMG LLP, whose reports are filed with the Commission as a part of the Registration Statement, is and, during the periods covered by its reports, was an independent registered public accounting firm as required by the Securities Act and the Rules.

(i)            The Company and NeoRx Manufacturing Group, Inc., its sole subsidiary (the “Subsidiary”), are each duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation or organization and each such entity has all requisite corporate power and corporate authority to own, lease or license its properties and conduct its business as is currently being conducted as described in the Registration Statement, the General Disclosure Package and the Prospectus.  All of the outstanding shares of capital stock of the Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable and are owned, directly or indirectly, by the Company, free and clear of any lien, charge, mortgage, pledge, security interest, claim, limitation on voting rights, equity, trust or other encumbrance, preferential arrangement, defect or restriction, except as set forth in the Registration Statement, the General Disclosure Package and the Prospectus.  Each of the Company and the Subsidiary is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature of the business conducted by it or location of the assets or properties owned, leased or licensed by it requires such qualification, except for such jurisdictions where the failure to so qualify or be in good standing, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the assets, properties, or financial condition  or in the results of operations or business affairs or business prospects of the Company and the Subsidiary considered as a whole (a “Material Adverse Effect”); and to the Company’s knowledge, no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing, or seeking to revoke, limit or curtail, such power and authority or qualification.

(j)            The Registration Statement initially became effective on March 21, 2007.  If, immediately prior to the third anniversary of the initial effective date of the Registration Statement, any of the Shares remain unsold by the Underwriters, the Company will, prior to that third anniversary file, if it has not already done so, a new shelf registration statement  relating to the Shares, in a form satisfactory to the Representatives, will use its best efforts to cause such registration statement to be declared effective within 180 days after that third anniversary, and will take all other action necessary or appropriate to permit the public offering and sale of the Shares to continue as contemplated in the expired Registration Statement.  References herein to the registration statement relating to the Shares shall include such new shelf registration statement.

(k)           Each of the Company and the Subsidiary has all requisite corporate power and corporate authority, and all necessary authorizations, approvals, consents, orders, licenses, certificates and permits of and from all governmental or regulatory bodies or any other person or entity (collectively, the “Permits”), to own, lease and license its assets and properties and conduct its business as is currently being conducted as described in the Registration Statement, the General Disclosure Package and the Prospectus, all of which are valid and in full force and effect, except where the lack of such Permits, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Each of the Company and the Subsidiary has fulfilled and performed in all material respects all of its material obligations with respect to such Permits and, to the Company’s knowledge, no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other material impairment of the rights of the Company thereunder.  Except (i) as may be required under the Securities Act and state and foreign Blue Sky laws and (ii) such Permits that have been obtained in compliance with the rules and regulations of the Nasdaq Capital Market, no other Permits are required to for the Company to enter into, deliver and perform this Agreement and to issue, offer and sell the Shares.

(l)            (i) At the earliest time after the filing of the Registration Statement that the Company or another offering participant (within the meaning of Rule 142 of the Rules) made a bona fide offer (within the meaning of Rule 164(h)(2) of the Rules) of the Shares and (ii) at the date hereof, the Company was not and is not an “ineligible issuer,” as defined in Rule 405 of the Rules, including (but not limited to) the Company or any subsidiary in the preceding three years not having been convicted of a felony or misdemeanor or having been made the subject of a judicial or administrative decree or order as described in Rule 405 of the Rules.  All of the descriptions in the Registration Statement, the General Disclosure Package and the Prospectus of the legal and governmental procedures and requirements of the United States Food and Drug Administration (the “FDA”) or any foreign, state or local governmental body exercising comparable authority are accurate in all material respects as of the dates on which they were made.

(m)          Except as set forth in the Registration Statement, the General Disclosure Package and the Prospectus, each of the Company and the Subsidiary owns or possesses rights to use all material patents, patent rights, inventions, trademarks, trademark applications, trade names, service marks, copyrights, copyright applications, licenses, know-how and other similar rights and proprietary knowledge (collectively, “Intangibles”) necessary for the conduct of its business as is currently being conducted as described in the Registration Statement, the General Disclosure Package and the Prospectus (collectively, “Company Intangibles”).  Neither the Company nor the Subsidiary has received any notice of, or is aware of, any material infringement of or conflict with asserted rights of others with respect to any Company Intangibles, except as referenced in the Registration Statement, the General Disclosure Package and the Prospectus.  No action, suit, arbitration or legal, administrative or other proceeding or investigation to which the Company is a party and which involves any Company Intangibles is pending or, to the Company’s knowledge, has been or is threatened, and the Company does not believe, based on facts of which it is currently aware, that any such action, if brought, would be successful on the merits and result in a Material Adverse Effect.  Except as disclosed in the Registration Statement, the General Disclosure Package and the Prospectus and to the Company’s knowledge, the Company Intangibles do not materially infringe or conflict with any right or issued and unexpired patent of any third party.  Except as disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, the Company is not subject to any judgment, order, writ, injunction or decree of any court or any U.S. federal, state, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any arbitrator, except for such orders, writs, injunctions or decrees that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, nor, except as referenced in the Registration Statement, the General Disclosure Package and the Prospectus, has it entered into or is a party to any contract which restricts or impairs the use of any Company Intangible in a manner which would reasonably be expected to have a Material Adverse Effect on the use of any of the Company Intangibles.  The Company has complied with its respective contractual obligations relating to the protection of Company Intangibles used pursuant to licenses, except for any such noncompliance that, individually or in the aggregate, would not reasonably be expected to have Material Adverse Effect.  The Company is not a party to or bound by any options, licenses or agreements with respect to the Intangibles of any other person or entity that are required to be set forth in the Registration Statement, the General Disclosure Package and the Prospectus and that are not set forth therein.  None of the Company Intangibles employed by the Company has been obtained by the Company or is being used by it in violation of any contractual obligations binding on the Company or any of its officers, directors or employees or, to the Company’s knowledge, in violation of any contractual rights of any persons. Except as set forth in the Registration Statement, the General Disclosure Package and the Prospectus, the Company is not obligated to pay a royalty, grant a license or provide other consideration to any third party in connection with its patents, patent rights, licenses, inventions, trademarks, service marks, trade names, copyrights and know-how which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and, except as set forth in the Registration Statement, the General Disclosure Package and the Prospectus, and, to the Company’s knowledge, no third party, including any academic or governmental organization, possess rights to the Company Intangibles which, if exercised, would reasonably be expected to have a Material Adverse Effect.

(n)           Except as disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, each of the Company and the Subsidiary has good and marketable title in fee simple to all real property owned by it, and good and marketable title to all personal property owned by it, in each case free and clear of all liens, encumbrances, claims, security interests, easements, covenants, conditions, restrictions and other defects, except such as do not materially interfere with the use made or proposed to be made of such property by the Company and the Subsidiary.  All property held under lease by the Company and the Subsidiary is held by them under valid, existing and enforceable leases, free and clear of all liens, encumbrances, claims, security interests and defects, except such as are not material and do not materially interfere with the use made or proposed to be made of such property by the Company and the Subsidiary and except as enforceability thereof may be limited by bankrupty, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles and except as any right to indemnification may be limited by public policy concerns.  Subsequent to the respective dates as of which information is given in the Registration Statement, the General Disclosure Package and the Prospectus, (i) there has not been any event which would reasonably be expected to have a Material Adverse Effect; (ii) neither the Company nor the Subsidiary has sustained any loss or interference with its assets, businesses or properties (whether owned or leased) from fire, explosion, earthquake, flood or other calamity, whether or not covered by insurance, or from any labor dispute or any court or legislative or other governmental action, order or decree which would reasonably be expected to have a Material Adverse Effect; and (iii) since the date of the latest balance sheet included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus, except as otherwise disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, neither the Company nor the Subsidiary has (A) issued any securities or incurred any liability or obligation, direct or contingent, for borrowed money, except such liabilities or obligations incurred in the ordinary course of business, (B) entered into any transaction not in the ordinary course of business or (C) declared or paid any dividend or made any distribution on any shares of its stock or redeemed, purchased or otherwise acquired or agreed to redeem, purchase or otherwise acquire any shares of its capital stock, except for the declaration of a dividend in the amount of $250,258.13 payable to the holders of the Company’s Series I Convertible Exchangeable Preferred Stock  which was approved on April  23, 2007.  As of April 24, 2007, the Company had 22,808,233 shares of Common Stock issued and outstanding.

(o)           There is no document, contract or other agreement required to be described in the Registration Statement, the General Disclosure Package or the Prospectus or to be filed as an exhibit to the Registration Statement which is not described or filed as required by the Securities Act or Rules or incorporated therein by reference as permitted by the Rules.  Each description of a contract, document or other agreement in the Registration Statement, the General Disclosure Package and the Prospectus accurately reflects in all material respects the terms of the underlying contract, document or other agreement.  Each contract, document or other agreement described in the Registration Statement, the General Disclosure Package or the Prospectus or listed in the Exhibits to the Registration Statement or incorporated by reference is in full force and effect and is valid and enforceable by and against the Company or the Subsidiary, as the case may be, in accordance with its terms, except as enforceability thereof may be limited by bankrupty, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles and except as any right to indemnification may be limited by public policy concerns.  Neither the Company nor the Subsidiary, if the Subsidiary is a party, nor to the Company’s knowledge, any other party is in default in the observance or performance of any term or obligation to be performed by it under any such agreement, and no event has occurred which with notice or lapse of time or both would constitute such a default, in any such case which default or event, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(p)           The scientific, statistical and market related data included in the Registration Statement, the General Disclosure Package and the Prospectus are based on or derived from sources that are credible and which the Company believes to be reliable and accurate.

(q)           Neither the Company nor the Subsidiary (i) is in violation of its certificate or articles of incorporation, by-laws, certificate of formation, limited liability company agreement, partnership agreement or other organizational documents, (ii) is in default under, and no event has occurred which, with notice or lapse of time, or both, would constitute a default under, or result in the creation or imposition of any lien, charge, mortgage, pledge, security interest, claim, limitation on voting rights, equity, trust or other encumbrance, preferential arrangement, defect or restriction of any kind whatsoever, upon, any property or assets of the Company or the Subsidiary pursuant to, any bond, debenture, note, indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which it is a party or by which it is bound or to which any of its properties or assets is subject or (iii) is in violation of any statute, law, rule, regulation, ordinance, directive, judgment, decree or order of any judicial, regulatory or other legal or governmental agency or body, foreign or domestic, except, in the case of clauses (ii) and (iii) above) for violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(r)            Neither the execution, delivery and performance of this Agreement by the Company nor the consummation of any of the transactions contemplated hereby by the Company (including, without limitation, the issuance and sale by the Company of the Shares) will give rise to a right to terminate or accelerate the due date of any payment due under, or conflict with or result in the breach of any term or provision of, or constitute a default (or an event which with notice or lapse of time or both would constitute a default) under, or require any consent or waiver under, or result in the execution or imposition of any lien, charge or encumbrance upon any properties or assets of the Company or the Subsidiary pursuant to the terms of, any indenture, mortgage, deed of trust or other agreement or instrument to which the Company or the Subsidiary is a party or by which either the Company or the Subsidiary any of their properties is bound, or any franchise, license, permit, judgment, decree, order, statute, rule or regulation applicable to the Company or the Subsidiary, except where it would not reasonably be expected to have a Material Adverse Effect, or violate any provisions of the charter or by-laws of the Company or the Subsidiary, except for such consents or waivers which have already been obtained and are in full force and effect.

(s)           On the date set forth therein, the Company had the authorized and outstanding capital stock as set forth under the caption “Capitalization” in the Registration Statement, the General Disclosure Package and the Prospectus (and any similar sections or information, if any, contained in any Issuer Free Writing Prospectus).  The certificates evidencing the Shares are in due and proper legal form and have been duly authorized for issuance by the Company.  All of the issued and outstanding shares of Common Stock have been duly and validly issued and are fully paid and nonassessable.  Except for (i) the participation rights of Alexandria Equities LLC under the letter agreement dated July 10, 2006, (ii) antidilution rights under the Company’s outstanding common stock warrants, and (iii) rights of holders of the Company’s Series I Convertible Exchangeable Preferred Stock, there are no statutory preemptive or other similar rights to subscribe for or to purchase or acquire any shares of Common Stock of the Company or the Subsidiary or any such rights pursuant to its articles of incorporation or by-laws or any agreement or instrument to or by which the Company or the Subsidiary is a party or bound.  Notwithstanding the foregoing, the antidilution rights of holders of the Company’s outstanding common stock warrants and the Company’s Series I Convertible Exchangeable Preferred Stock will not give such holders the right to subscribe for or to purchase or acquire any shares of Common Stock of the Company or the Subsidiary as a consequence of the issuance and sale of the Shares by the Company.  The Shares, when issued and sold pursuant to this Agreement, will be duly and validly issued, fully paid and nonassessable and none of them will be issued in violation of any preemptive or other similar right granted by the Company.  Except as disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, there is no outstanding option, warrant or other right calling for the issuance by the Company or the Subsidiary of, and there is no commitment, plan or arrangement by the Company or the Subsidiary to issue, any share of stock of the Company or the Subsidiary or any security convertible into, or exercisable or exchangeable for, such stock.  The exercise price of each option issued by the Company to acquire Common Stock (each, a “Company Stock Option”) is no less than the fair market value of a share of Common Stock as determined on the date of grant of such Company Stock Option.  All grants of Company Stock Options were validly issued and approved by the Board of Directors of the Company, a committee or subcommittee thereof, or an individual with authority duly delegated by the Board of the Directors or a committee thereof.  Grants of Company Stock Options were (i) made in material compliance with all applicable laws and in material compliance with the applicable terms of the plans under which such Company Stock Options were issued and (ii) recorded on the Company’s financial statements in accordance with U.S. GAAP, and no such grants involved any “back dating,” “forward dating,” “spring loading” or similar practices with respect to the effective date of grant.  The Common Stock and the Shares conform in all material respects to all statements in relation thereto contained in the Registration Statement, the General Disclosure Package and the Prospectus.

(t)            No holder of any security of the Company has any right granted by the Company, which has not been waived or previously satisfied, to have any security owned by such holder included in the Registration Statement or to demand registration of the sale of any security owned by such holder for a period of 180 days after the date of this Agreement.  Each director and executive officer of the Company, all of whom are listed on Schedule II hereto, has delivered to the Representatives his written lock-up agreement in the form attached to this Agreement as Exhibit A hereto or in such form as may be approved by the Representatives  (“Lock-Up Agreement”).

(u)           There are no legal or governmental proceedings pending to which the Company or the Subsidiary is a party or of which any property of the Company or the Subsidiary is the subject which, if determined adversely to the Company or the Subsidiary would, individually or in the aggregate, be reasonably expected have a Material Adverse Effect; and, to the knowledge of the Company, no such proceedings are threatened or contemplated by governmental authorities or threatened by others.

(v)           All necessary corporate action has been duly and validly taken by the Company to authorize the execution, delivery and performance of this Agreement and the issuance and sale of the Shares by the Company.  This Agreement has been duly and validly authorized, executed and delivered by the Company and constitutes and will constitute the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles and except as any rights to indemnification may be limited by public policy concerns.

(w)          Neither the Company nor the Subsidiary is involved in any labor dispute nor, to the knowledge of the Company, is any such dispute threatened, which dispute would reasonably be expected to have a Material Adverse Effect.  The Company is not aware of any existing or imminent labor disturbance by the employees of any of its principal suppliers or contractors which would reasonably be expected to have a Material Adverse Effect.  The Company is not aware of any threatened or pending litigation between the Company or the Subsidiary and any of its executive officers which, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

(x)            No transaction has occurred between or among the Company and any of its officers or directors, shareholders or any affiliate or affiliates of any such officer or director or shareholder that is required to be described in and is not described in the Registration Statement, the General Disclosure Package and the Prospectus.

(y)           The Company has not taken, nor will it take, directly or indirectly, any action designed to or which might reasonably be expected to cause or result in, or which has constituted or which might reasonably be expected to constitute, the stabilization or manipulation of the price of the Common Stock or any security of the Company to facilitate the sale or resale of any of the Shares.

(z)            Each of the Company and the Subsidiary has accurately prepared and filed all material Federal, state, local and foreign tax returns which are required to be filed through the date hereof, which returns are true and correct in all material respects, or has received timely extensions thereof,  and has paid all taxes shown on such returns and all assessments received by it to the extent that the same are material and have become due.  There are no tax audits or investigations currently ongoing, which the Company has received written notice of, or, to the Company’s knowledge, pending; and there no material proposed additional tax assessments against the Company or the Subsidiary.

(aa)         The Shares have been duly authorized for listing on The Nasdaq Stock Market LLC’s (“Nasdaq”) Capital Market.

(bb)         The Company has taken no action designed to, or to the Company’s knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or the listing of the Common Stock on the Nasdaq Capital Market, nor has the Company received any notification that the Commission or the Nasdaq Capital Market is contemplating terminating such registration or listing.

(cc)         The books, records and accounts of the Company accurately and fairly reflect, the transactions in, and dispositions of, the assets of, and the results of operations of, the Company and the Subsidiary.  The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(dd)         The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act)which: (i) are designed to ensure that material information required to be disclosed in the reports that the Company files or submits under the Exchange Act have been made known are made known to the Company’s principal executive officer and principal financial officer in a timely fashion;  (ii) provide for the periodic evaluation of the effectiveness of such disclosure controls and procedures at the end of the periods in which periodic reports are required to prepared as required by the Exchange Act; and (iii) are effective in all material respects to perform the functions for which they were established.

(ee)         The Company also maintains internal control over financial reporting which (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the Company’s assets; (ii) are designed to provide reasonable assurance that transactions are recorded as necessary to permit the preparation of financial statements in conformity with U.S. GAAP and that the Company’s receipts and expenditures are being made only in accordance with authorizations of the Company’s management and directors; and (iii) are designed to provide reasonable assurance regarding the prevention or timely detection of unauthorized acquisitions, use, or disposition of the Company’s assets that could have a Material Adverse Effect.  Based on management’s evaluation of the effectiveness of the Company’s system of internal control over financial reporting as of December 31, 2006,  the Company is not aware of (i) any significant deficiency, whether or not remediated, in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data or any material weaknesses in internal controls; or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.  Since the date of the most recent evaluation of its internal control over financial reporting, the Company is not aware of any change in its internal control over financial reporting has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(ff)           All audit and non-audit services performed by KPMG LLP have been preapproved in accordance with the requirements set forth in Section 10A of the Exchange Act, and KPMG LLP has not been engaged by the Company to perform any “prohibited activities” (as defined in Section 10A of the Exchange Act).

(gg)         There are no material off-balance sheet arrangements (as defined in Item 303 of Regulation S-K) that have or are reasonably likely to have a material current or future effect on the Company’s financial condition, revenues or expenses, changes in financial condition, results of operations, liquidity, capital expenditures or capital resources.

(hh)         The Company’s Board of Directors has validly appointed an audit committee whose composition satisfies the requirements of Rule 4350(d)(2) of the Rules of the National Association of Securities Dealers (the “NASD Rules”) and the Board of Directors and/or the audit committee has adopted a charter that satisfies the requirements of Rule 4350(d)(1) of the NASD Rules.  The audit committee has reviewed the adequacy of its charter within the past twelve months.

(ii)           There is and has been no failure on the part of the Company or any of its directors or officers, in their capacities as such, to comply in all material respects with the provision of the

Sarbanes-Oxley Act of 2002, including, without limitation, Section 402 related to loans and Sections 302 and 906 related to certifications.

(jj)           The Company and the Subsidiary are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are customary for a company in the businesses and stage of development and locations in which they are engaged or propose to engage after giving effect to the transactions described in the Registration Statement, the General Disclosure Package and the Prospectus; all policies of insurance and fidelity or surety bonds insuring the Company or the Subsidiary or the Company’s or the Subsidiary’s respective businesses, assets, employees, officers and directors are in full force and effect; the Company and the Subsidiary are in compliance with the terms of such policies and instruments in all material respects;  neither the Company nor the Subsidiary has received any written notice that it will not be able to renew its existing insurance coverage as and when such coverage expires; and the Company believes that it will be able to obtain similar coverage at reasonable cost from similar insurers as may be necessary to continue its business.  Neither the Company nor the Subsidiary has been denied any insurance coverage which such entity has sought or for which such entity has applied within the last three years.

(kk)         Each approval, consent, order, authorization, designation, declaration or filing of, by or with any regulatory, administrative or other governmental body necessary in connection with the execution and delivery by the Company of this Agreement and the consummation of the transactions herein contemplated required to be obtained or performed by the Company (except such additional steps as may be required by the National Association of Securities Dealers, Inc. (the “NASD”) or may be necessary to qualify the Shares for public offering by the Underwriters under the state securities or Blue Sky laws) has been obtained or made and is in full force and effect.

(ll)           There are no affiliations with the NASD among the Company’s officers, directors or, to the knowledge of the Company, any five percent or greater stockholder of the Company, except as set forth in the Registration Statement or otherwise disclosed in writing by the Company.

(mm)       The Company was subject to the requirements of Section 12 or 15(d) of the Exchange Act and filed all the material required to be filed pursuant to Sections 13, 14 or 15(d) for a period of at least thirty-six calendar months immediately preceding the filing of the Registration Statement.  The Company filed in a timely manner all reports required to be filed pursuant to Section 13, 14 or 15(d) of the Exchange Act during the twelve calendar months and any portion of a month immediately preceding the filing of the Registration Statement.  As of February 9, 2007, the date of filing the Registration Statement with the Commission, there were greater than 500,000 shares of the Company’s common stock outstanding and held by non-affiliates of the Company.  The last reported sale price of the Company’s common stock on the Nasdaq Capital Market on such date was $6.03.

(nn)         (i) Neither the Company nor the Subsidiary is in violation of any applicable rules, laws and regulation relating to the use, treatment, storage and disposal of toxic substances and protection of health or the environment (“Environmental Law”) which are applicable to its business, except for any violation which would not reasonably be expected to have a Material

Adverse Effect; (ii) neither the Company nor the Subsidiary has received any notice from any governmental authority or third party of an asserted claim under Environmental Laws; (iii) each of the Company and the Subsidiary has received all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its business and is in compliance with all terms and conditions of any such permit, license or approval, except for where non-compliance would not reasonably be expected to have a Material Adverse Effect; (iv) to the Company’s knowledge, no facts currently exist that will require the Company or the Subsidiary to make future material capital expenditures to comply with Environmental Laws; and (v)  no property which is or has been owned, or to the Company’s knowledge, leased or occupied by the Company or the Subsidiary has been designated as a Superfund site pursuant to the Comprehensive Environmental Response, Compensation of Liability Act of 1980, as amended (42 U.S.C. Section 9601, et. seq.) (“CERCLA”) or otherwise designated as a contaminated site under applicable state or local law.  To the Company’s knowledge, neither the Company nor the Subsidiary has been named as a “potentially responsible party” under CERCLA, other with respect to a proposed CERCLA Administrative De Minimis Settlement published in the Federal Register on July 16, 1996, which provided for payment of a settlement amount by the Company of $149.65.

(oo)         In the ordinary course of its business, the Company periodically reviews the effect of Environmental Laws on the business, operations and properties of the Company and the Subsidiary, in the course of which the Company identifies and evaluates associated costs and liabilities (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws, or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties).  On the basis of such review, the Company has reasonably concluded that such associated costs and liabilities would not, singly or in the aggregate, have a Material Adverse Effect.

(qq)         The Company is not and, after giving effect to the offering and sale of the Shares and the application of the net proceeds therefrom as described in the Registration Statement, the General Disclosure Package and the Prospectus, will not be subject to registration as an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”).

(rr)           Neither the Company nor, to the Company’s knowledge, any other person associated with or acting on behalf of the Company including, without limitation, any director, officer, agent or employee of the Company or the Subsidiary, has while acting on behalf of the Company or the Subsidiary (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any other unlawful payment.

(ss)         The operations of the Company and the Subsidiary are and have been conducted at all times in material compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions applicable to the Company, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or the Subsidiary with respect to the Money Laundering Laws is pending, or to the knowledge of the Company, threatened.

(tt)           Neither the Company, nor the Subsidiary nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or the Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(uu)         Except as described in the Registration Statement, the General Disclosure Package and Prospectus, the Company has not sold or issued any shares of Common Stock during the six-month period preceding the date of the Prospectus, including any sales pursuant to Rule 144A under, or Regulations D or S of, the Securities Act, other than shares issued pursuant to equity incentive plans or other employee compensation plans or pursuant to outstanding options, rights or warrants.

(vv)         The Company has fulfilled its obligations, if any, in all material respects under the minimum funding standards of Section 302 of the U.S. Employee Retirement Income Security Act of 1974 (“ERISA”) and the regulations and published interpretations thereunder with respect to each “plan” as defined in Section 3(3) of ERISA and such regulations and published interpretations in which its employees are eligible to participate and each such plan is in compliance in all material respects with the presently applicable provisions of ERISA and such regulations and published interpretations. No “Reportable Event” (as defined in 12 ERISA) has occurred with respect to any “Pension Plan” (as defined in ERISA) for which the Company could have any material liability.

(ww)       Neither the Company nor, to the Company’s knowledge, any of its directors or its officers has distributed or will distribute, prior to the later of (i) the Firm Shares Closing Date, or the Option Shares Closing Date, and (ii) completion of the distribution of the Shares, any offering material in connection with the offering and sale of the Shares other than any Preliminary Prospectus, the Prospectus, the Registration Statement and other materials, if any, permitted by the Securities Act.

(xx)          All studies, tests and preclinical and clinical trials conducted by or on behalf of the Company that are described in the Registration Statement, the General Disclosure Package and the Prospectus were and, if still pending, are being conducted in material compliance with standard medical and scientific research practices and all applicable laws, rules and regulations of the FDA, including, without limitation, 21 C.F.R. Parts 50, 54, 56, 58, and 312, and current Good Clinical Practices and Good Laboratory Practices, except where the failure to so be in compliance would not individually or in the aggregate have a Material Adverse Effect.  The descriptions in the Registration Statement, the General Disclosure Package and the Prospectus of the results of such studies and tests are accurate and complete in all material respects and fairly present the data derived from such studies, trials and tests, and, except as described in the Registration Statement, the General Disclosure Package and the Prospectus, the Company has no knowledge of any other studies, trials or tests the results of which are materially inconsistent with or otherwise materially call into question the results described therein.  Except as described in the Registration Statement, the General Disclosure Package and the Prospectus, the Company has not received any written notices or other correspondence from the FDA or any other governmental agency or regulatory authority requiring the termination, suspension or material modification of any clinical or pre-clinical studies, trials or tests conducted by or on behalf of the Company described in the Registration Statement, the General Disclosure Package and the Prospectus.  No filing or submission to the FDA or any other governmental agency or regulatory authority with respect to any studies, tests and preclinical and clinical trials conducted by the Company described in the Registration Statement, the General Disclosure Package and the Prospectus contains any material omission or false information.  Each regulatory submission for the Company’s clinical, pre-clinical and other studies, trials and tests described in the Registration Statement, the General Disclosure Package and the Prospectus has been filed, cleared and maintained by the Company in material compliance with all applicable laws, including without limitation applicable federal statutes, rules, regulations or orders administered or promulgated by the FDA or other governmental agencies or regulatory authorities.  The clinical, pre-clinical and other studies, trials and tests of Picoplatin described in the Registration Statement, the General Disclosure Package and the Prospectus are the only currently material clinical, pre-clinical and other studies, trials and tests of the Company. The descriptions of such material clinical, pre-clinical and other studies, trials and tests contained in the Registration Statement, the General Disclosure Package and the Prospectus  are accurate and complete in all material respects.

(i)            Except as would not individually or in the aggregate have a Material Adverse Effect, the Company holds and is operating in compliance with such exceptions, exemptions, permits, licenses, franchises, authorizations and clearances of the FDA required, for the conduct of its business as currently conducted (collectively, the “FDA Permits”), and all such FDA Permits are in full force and effect, subject in each case to such exceptions and qualifications as may be set forth in the Registration Statement, the General Disclosure Package and the Prospectus.  All such FDA Permits, applications, reports, submissions, information and data submitted to the FDA were, when submitted, true, complete and correct in all material respects and in conformance in all material respects with all applicable laws, rules and regulations as of the date of submission, and any updates, reports, notifications, changes, corrections or modifications to such FDA Permits, applications, reports, submissions, information and data which were or are necessary or required to be filed, maintained, or furnished to the FDA have been timely filed, maintained, or furnished and were true, complete and correct in all material respects and in conformance in all material respects with all applicable laws, rules and regulations as of the date of submission.  The Company has fulfilled and performed all of its material obligations with respect to the FDA Permits, and, to the Company’s knowledge, no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or result in any other material impairment of the rights of the holder of any FDA Permit, subject in each case to such exceptions and qualifications as may be set forth in the Registration Statement, the General Disclosure Package and the Prospectus.

(ii)           The Company has operated and currently is operating in compliance with all applicable laws, rules and regulations of the FDA, except where the failure to so operate or be in compliance could not have a Material Adverse Effect.

(yy)         No person has the right to require the Company to register any securities for offering and sale under the Securities Act by reason of the filing of the Registration Statement with the Commission or by reason of the issuance and sale of the Shares, except for rights which have been waived.

(zz)          Neither the Company nor the Subsidiary own any “margin securities” as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), and none of the proceeds of the sale of the Shares will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Shares to be considered a “purpose credit” within the meanings of Regulation T, U or X of the Federal Reserve Board.

(aaa)       No forward looking statement (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) contained in either the Registration Statement, the General Disclosure Package or the Prospectus has been made or reaffirmed without a reasonable basis or has been disclosed other than in good faith.

(bbb)      There are no transactions, arrangements or other relationships between and/or among the Company, any of its affiliates (as such term is defined in Rule 405 of the Securities Act) and any unconsolidated entity, including, but not limited to, any structure finance, special purpose or limited purpose entity that would reasonably be expected to materially adversely affect the Company’s liquidity or the availability of or requirements for its capital resources required to be described in the Registration Statement, the General Disclosure Package and the Prospectus which have not been described as required.

3.             [RESERVED]

4.             Conditions of the Underwriters’ Obligations.  The obligations of the Underwriters under this Agreement are several and not joint.  The respective obligations of the Underwriters to purchase the Shares are subject to each of the following terms and conditions:

(a)           Notification that the Registration Statement became effective on the Effective Date shall have been received by the Representatives and the Prospectus shall have been timely filed with the Commission in accordance with Section 5(a) of this Agreement and any material required to be filed by the Company pursuant to Rule 433(d) of the Rules shall have been timely filed with the Commission in accordance with such rule.

(b)           No order preventing or suspending the use of any Preliminary Prospectus, the Prospectus or any “free writing prospectus” (as defined in Rule 405 of the Rules), shall have been or shall be in effect and no order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the Commission, and any requests for additional information on the part of the Commission (to be included in the Registration Statement or the Prospectus) shall have been complied with to the satisfaction of the Commission and the Representatives.  If the Company has elected to rely upon Rule 430A, Rule 430A information previously omitted from the effective Registration Statement pursuant to Rule 430A shall have been transmitted to the Commission for filing pursuant to Rule 424(b) within the prescribed time period and the Company shall have provided evidence satisfactory to the Underwriters of such timely filing, or a post-effective amendment providing such information shall have been promptly filed and declared effective in accordance with the requirements of Rule 430A.

(c)           The representations and warranties of the Company contained in this Agreement and in the certificates delivered pursuant to Section 4(d) shall be true and correct when made and on and as of each Closing Date as if made on such date. The Company shall have performed all covenants and agreements and satisfied all the conditions contained in this Agreement required to be performed or satisfied by them at or before such Closing Date.

(d)           The Representatives shall have received on each Closing Date a certificate, addressed to the Representatives and dated such Closing Date, of the chief executive or chief operating officer and the chief financial officer or chief accounting officer of the Company to the effect that: (i) the representations, warranties and agreements of the Company in this Agreement were true and correct when made and are true and correct as of such Closing Date; (ii) the Company has performed all covenants and agreements and satisfied all conditions contained herein; (iii) they have examined the Registration Statement, the Prospectus, the General Disclosure Package, and any individual Issuer Free Writing Prospectuses and, in their opinion (A) as of the Effective Date the Registration Statement and, as of the applicable date of the Prospectus, did not include, and as of the Applicable Time, neither (i) the General Disclosure Package, nor (ii) any individual Issuer Free Writing Prospectus, when considered together with the General Disclosure Package, included any untrue statement of a material fact and did not omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (B) since the Effective Date no event has occurred which should have been set forth in a supplement or otherwise required an amendment to the Registration Statement, the Statutory Prospectus or the Prospectus that has not been so disclosed; and (iv) no stop order suspending the effectiveness of the Registration Statement has been issued and, to their knowledge, no proceedings for that purpose have been instituted or are pending under the Securities Act.

(e)           The Representatives shall have received: (i) simultaneously with the execution of this Agreement a signed letter from KPMG LLP addressed to the Representatives and dated the date of this Agreement, in form and substance reasonably satisfactory to the Representatives, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in the Registration Statement, the General Disclosure Package and the Prospectus, and (ii) on each Closing Date, a signed letter from KPMG LLP addressed to the Representatives and dated the date of such Closing Date(s), in form and substance reasonably satisfactory to the Representatives containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in the Registration Statement and the Prospectus.

(f)            The Representatives shall have received on each Closing Date from Perkins Coie LLP, counsel for the Company, an opinion, addressed to the Representatives and dated such Closing Date (with appropriate modifications for any opinion delivered on any subsequent Closing Date), in the form set forth in Exhibit B hereto.

(g)           The Representatives shall have received on each Closing Date from Schwegman Lundberg Woessner & Kluth, P.A., special intellectual property counsel for the Company, an opinion, addressed to the Representatives and dated such Closing Date, in the form set forth in Exhibit C hereto.

(h)           The Representatives shall have received on each Closing Date from Anna Wight, Esq, Vice President Legal and Secretary of the Company, an opinion, addressed to the Representatives and dated such Closing Date, in the for set forth in Exhibit D hereto.

(i)            All proceedings taken in connection with the sale of the Firm Shares and the Option Shares as herein contemplated shall be reasonably satisfactory in form and substance to the Representatives, and their counsel and the Underwriters shall have received from Latham & Watkins LLP, a favorable opinion (including a customary written negative assurance statement), addressed to the Representatives and dated such Closing Date, covering such matters as are customarily covered in transactions of this type, and the Company shall have furnished to Latham & Watkins LLP such documents as they may reasonably request for the purpose of enabling them to pass upon such matters.

(j)            The Representatives shall have received copies of the Lock-up Agreements executed by each entity or person listed on Schedule II hereto.

(k)           The Shares shall have been approved for listing on the Nasdaq Capital Market, subject only to official notice of issuance.

(l)            The Company shall have furnished or caused to be furnished to the Representatives such further certificates or documents as the Representatives shall have reasonably requested.

(m)          The Representatives shall be reasonably satisfied that since the respective dates as of which information is given in the Registration Statement, the Statutory Prospectus, the General Disclosure Package and the Prospectus, (i) there shall not have been any material change in the capital stock of the Company or any material change in the indebtedness (other than in the ordinary course of business) of the Company, (ii) except as set forth or contemplated by the Registration Statement, the Statutory Prospectus, the General Disclosure Package or the Prospectus, no material oral or written agreement or other transaction shall have been entered into by the Company that is not in the ordinary course of business or that could reasonably be expected to result in a material reduction in the future earnings of the Company, (iii) no loss or damage (whether or not insured) to the property of the Company shall have been sustained that had or would reasonably be expected to have a Material Adverse Effect, (iv) no legal or governmental action, suit or proceeding affecting the Company or any of its properties that is material to the Company or that affects or would reasonably be expected to affect the transactions contemplated by this Agreement shall have been instituted or threatened and (v)

there shall not have been any material adverse change in the assets, properties, condition (financial or otherwise), or in the results of operations, business affairs or business prospects of the Company or the Subsidiary considered as a whole that makes it impractical or inadvisable in the Representatives’ judgment to proceed with the purchase or offering of the Shares as contemplated hereby.

(n)           The Representatives shall have received clearance from the NASD as to the amount of compensation allowable or payable to the Underwriters.

5.             Covenants and other Agreements of the Company and the Underwriters.

(a) The Company covenants and agrees as follows:

(i)    The Company will use its best efforts to cause the Registration Statement, if not effective at the time of execution of this Agreement, and any amendments thereto, to become effective as promptly as possible.  The Company shall prepare the Prospectus in a form approved by the Representatives and file such Prospectus pursuant to Rule 424(b) under the Securities Act not later than the Commission’s close of business on the second business day following the execution and delivery of this Agreement, or, if applicable, such earlier time as may be required by the Rules. The Company will file with the Commission all Issuer Free Writing Prospectuses in the time and manner required under Rules 433(d) or 163(b)(2), as the case may be.

(ii)   The Company shall promptly advise the Representatives in writing (A) when any post-effective amendment to the Registration Statement shall have become effective or any supplement to the Prospectus shall have been filed, (B) of any request by the Commission for any amendment of the Registration Statement or the Prospectus or for any additional information, (C) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of any order preventing or suspending the use of any Preliminary Prospectus or any “free writing prospectus”, as defined in Rule 405 of the Rules, or the institution or threatening of any proceeding for that purpose and (D) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose.  The Company shall not file any amendment of the Registration Statement or supplement to the Prospectus or any document incorporated by reference in the Registration Statement or any Issuer Free Writing Prospectus unless the Company has furnished the Representatives a copy for its review prior to filing and shall not file any such proposed amendment or supplement to which the Representatives reasonably object.  The Company shall use its best efforts to prevent the issuance of any such stop order and, if issued, to obtain as soon as possible the withdrawal thereof.

(iii)  If, at any time when a prospectus relating to the Shares (or, in lieu thereof, the notice referred to in Rule 173(a) of the Rules) is required to be delivered under the Securities Act and the Rules, any event occurs as a result of which the Prospectus as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made not misleading, or if it shall be necessary to amend or supplement the Prospectus to comply with the Securities Act or the Rules, the Company promptly shall prepare and file with the Commission, subject to the second sentence of paragraph (ii) of this Section 5(a), an amendment or supplement which shall correct such statement or omission or an amendment which shall effect such compliance.

(iv)  If at any time following issuance of an Issuer Free Writing Prospectus there occurs an event or development as a result of which such Issuer Free Writing Prospectus would conflict with the information contained in the Registration Statement, including any document incorporated by reference therein and any prospectus supplement deemed to be a part thereof that has not been superseded or modified, or would include an untrue statement of a material fact or would omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances prevailing at the subsequent time, not misleading, the Company will promptly notify the Representatives and will promptly, at its own expense, correct such conflict, untrue statement or omission by amending or supplementing such Issuer Free Writing Prospectus or, after consultation with the Representatives, as otherwise may be permitted under the Rules.

(v)   The Company shall make generally available to its security holders and to the Representatives as soon as practicable, but not later than 45 days after the end of the 12-month period beginning at the end of the fiscal quarter of the Company during which the Effective Date occurs (or 90 days if such 12-month period coincides with the Company’s fiscal year), an earning statement (which need not be audited) of the Company, covering such 12-month period, which shall satisfy the provisions of Section 11(a) of the Securities Act or Rule 158 of the Rules.

(vi)  The Company shall furnish to the Representatives and counsel for the Underwriters, without charge, signed copies of the Registration Statement (including all exhibits thereto and amendments thereof) and to each other Underwriter a copy of the Registration Statement (without exhibits thereto) and all amendments thereof and, so long as delivery of a prospectus by an Underwriter or dealer may be required by the Securities Act or the Rules, as many copies of any Preliminary Prospectus, any Issuer Free Writing Prospectus and the Prospectus and any amendments thereof and supplements thereto as the Representatives may reasonably request.  If applicable, the copies of the Registration Statement, any Preliminary Prospectus, any Issuer Free Writing Prospectus and Prospectus and each amendment and supplement thereto furnished to the Underwriters will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

(vii) The Company shall cooperate with the Representatives and their counsel in endeavoring to qualify the Shares for offer and sale in connection with the offering under the laws of such jurisdictions as the Representatives may designate and shall maintain such qualifications in effect so long as required for the distribution of the Shares; provided, however, that the Company shall not be required in connection therewith, or as a condition thereof, to qualify as a foreign corporation or to execute a general consent to service of process in any jurisdiction or subject itself to taxation as doing business in any jurisdiction.

(viii)  The Company, during the period when the Prospectus (or in lieu thereof, the notice referred to in Rule 173(a) of the Rules) is required to be delivered under the Securities Act and the Rules or the Exchange Act, will file all reports and other documents required to be filed with the Commission pursuant to Section 13, 14 or 15 of the Exchange Act within the time periods required by the Exchange Act and the regulations promulgated thereunder.

(ix)   Without the prior written consent of the Representatives, for a period of 90 days after the date of this Agreement, the Company and each of its individual directors and executive officers shall not issue, sell or register with the Commission (other than on Form S-8 or on any successor form), or otherwise dispose of, directly or indirectly, any equity securities of the Company (or any securities convertible into, exercisable for or exchangeable for equity securities of the Company), except for the issuance of the Shares pursuant to the Registration Statement and the issuance of shares pursuant to the Company’s existing stock option plan or bonus plan as described in the Registration Statement, the General Disclosure Package and the Prospectus.  In the event that during this period, (A) any shares are issued pursuant to the Company’s existing stock option plan or bonus plan that are exercisable during such 90 day period or (B) any registration is effected on Form S-8 or on any successor form relating to shares that are exercisable during such 90 period, the Company shall obtain the written agreement of such grantee or purchaser or holder of such registered securities that, for a period of 90 days after the date of this Agreement, such person will not, without the prior written consent of the Representatives, offer for sale, sell, distribute, grant any option for the sale of, or otherwise dispose of, directly or indirectly, or exercise any registration rights with respect to, any shares of Common Stock (or any securities convertible into, exercisable for, or exchangeable for any shares of Common Stock) owned by such person.  Notwithstanding the foregoing, (i) the Company represents and warrants that each such grantee or purchaser or holder of such registered securities shall be subject to similar lockup restrictions as set forth on Exhibit A attached hereto and the Company shall enforce such rights and impose stop-transfer restrictions on any such sale or other transfer or disposition of such shares until the end of the applicable period and (ii) if (x) during the last 17 days of the 90 day period described in this Section 5(a)(viii) the Company issues an earnings release or material news or a material event relating to the Company occurs; or (y) prior to the expiration of such

90 day period, the Company announces that it will release earnings results during the 16 day period beginning on the last day of the 90 day period; the restrictions imposed during this Section 5(a)(viii) shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event; provided, however, that this sentence shall not apply if the research published or distributed on the Company is compliant under Rule 139 of the Securities Act and the Company’s securities are actively traded as defined in Rule 101(c)(1) of Regulation M of the Exchange Act.

(xi)   On or before completion of this offering, the Company shall make all filings required under applicable securities laws and by the Nasdaq Capital Market (including any required registration under the Exchange Act).

(xii)  Prior to the Closing Date, the Company will issue no press release or other communications directly or indirectly and hold no press conference with respect to the Company, the condition, financial or otherwise, or the earnings, business affairs or business prospects of any of them, or the offering of the Shares without the prior written consent of the Representatives, such consent not to be unreasonably withheld, unless in the judgment of the Company and its counsel, and after notification to the Representatives, such press release or communication is required by law.

(xiii)  The Company will apply the net proceeds from the offering of the Shares in the manner set forth under “Use of Proceeds” in the Prospectus.

(xiv)  The Company will comply in all material respects with all effective applicable provisions of the Sarbanes-Oxley Act.

(b)           The Company agrees to pay, or reimburse if paid by the Representatives, whether or not the transactions contemplated hereby are consummated or this Agreement is terminated, all costs and expenses incident to the public offering of the Shares and the performance of the obligations of the Company under this Agreement including those relating to:  (i) the preparation, printing, reproduction filing and distribution of the Registration Statement including all exhibits thereto, the Preliminary Prospectus, the Prospectus, any Issuer Free Writing Prospectus, all amendments and supplements thereto and any document incorporated by reference therein, and the printing, filing and distribution of this Agreement; (ii) the preparation and delivery of certificates for the Shares to the Underwriters; (iii) the registration or qualification of the Shares for offer and sale under the securities or Blue Sky laws of the various jurisdictions referred to in Section 5(a)(vi), including the reasonable fees and disbursements of counsel for the

Underwriters in connection with such registration and qualification and the preparation, printing, distribution and shipment of preliminary and supplementary Blue Sky memoranda; (iv) the furnishing (including costs of shipping and mailing) to the Representatives and to the Underwriters of copies of the Preliminary Prospectus, the Prospectus and all amendments or supplements to the Prospectus, any Issuer Free Writing Prospectus, and of the several documents required by this Section to be so furnished, as may be reasonably requested for use in connection with the offering and sale of the Shares by the Underwriters or by dealers to whom Shares may be sold; (v) the filing fees of the NASD in connection with its review of the terms of the public offering and reasonable fees and disbursements of counsel for the Underwriters in connection with such review; (vi) inclusion of the Shares for listing on the Nasdaq Capital Market; and (vii) all transfer taxes, if any, with respect to the sale and delivery of the Shares by the Company to the Underwriters. Subject to the provisions of Section 8, the Underwriters agree to pay, whether or not the transactions contemplated hereby are consummated or this Agreement is terminated, all costs and expenses incident to the performance of the obligations of the Underwriters under this Agreement not payable by the Company pursuant to the preceding sentence, including, without limitation, the fees and disbursements of counsel for the Underwriters.

(c)           The Company acknowledges and agrees that each of the Underwriters has acted and is acting solely in the capacity of a principal in an arm’s length transaction between the Company, on the one hand, and the Underwriters, on the other hand, with respect to the offering of Shares contemplated hereby (including in connection with determining the terms of the offerings) and not as a financial advisor, agent or fiduciary to the Company or any other person, irrespective of whether the Underwriters or Lazard Frères & Co. LLC have advised or are advising the Company on other matters.  Additionally, the Company acknowledges and agrees that the Underwriters and Lazard Frères & Co. LLC  have not and will not advise the Company or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction.  The Company has consulted with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Underwriters and Lazard Frères & Co. LLC shall have no responsibility or liability to the Company or any other person with respect thereto, whether arising prior to or after the date hereof.  Any review by the Underwriters and Lazard Frères & Co. LLC of the Company, the transactions contemplated hereby or other matters relating to such transactions have been and will be performed solely for the benefit of the Underwriters and Lazard Frères & Co. LLC and shall not be on behalf of the Company.  The Company agrees that it will not claim that the Underwriters and Lazard Frères & Co. LLC, or any of them, has rendered advisory services of any nature or respect, or owes a fiduciary duty to the Company or any other person in connection with any such transaction or the process leading thereto.  The Company has been advised that the Underwriters and Lazard Frères & Co. LLC and their affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company and that such entity has no obligation to disclose such interests and transactions to the Company by virtue of any relationship that such entity may have with the Company.

(d)           The Company represents and agrees that, unless it obtains the prior consent of the Representatives, and each Underwriter represents and agrees that, unless it obtains the prior consent of the Company and the Representatives, it has not made and will not make any offer relating to the Shares that would constitute an “issuer free writing prospectus” or contain “issuer information,” each as defined in Rule 433, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405, in each case required to be filed with the Commission.  The Company has complied and will comply with the requirements of Rule 433 under the Act applicable to any Issuer Free Writing Prospectus, including timely filing with the Commission where required, legending and record keeping.  The Company represents that is has satisfied and agrees that it will satisfy the conditions set forth in Rule 433 of the Rules to avoid a requirement to file with the Commission any Road Show.

6.             Indemnification.

(a)           The Company agrees to indemnify and hold harmless each Underwriter and their respective affiliates, its officers and employees, and each person, if any, who controls any Underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act against any and all losses, claims, damages and liabilities, joint or several (including any reasonable investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted), to which they, or any of them, may become subject under the Securities Act, the Exchange Act or other Federal or state law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities arise out of or are based upon (A) any untrue statement or alleged untrue statement of a material fact contained in any Preliminary Prospectus, the Registration Statement, the Statutory Prospectus (considered together with the Pricing Information), the Prospectus or any Issuer Free Writing Prospectus or any “issuer-information” filed or required to be filed pursuant to Rule 433(d) of the Rules, any amendment thereof or supplement thereto, or in any Blue Sky application or other information or other documents executed by the Company filed in any state or other jurisdiction to qualify any or all of the Shares under the securities laws thereof (any such application, document or information being hereinafter referred to as a “Blue Sky Application”) or arise out of or are based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or (B) any breach of the representations and warranties of the Company contained herein, the failure of the Company to perform its obligations hereunder, any act or failure to act or any alleged act or failure to act by any Underwriter in connection with, or relating in any manner to, the Shares or the offering contemplated hereby, and which is included as part of or referred to in any loss, claim, damage, liability or action arising out of or based upon any matter covered by clause (A) above, provided that the Company shall not be liable under this clause (B) to the extent that a court of competent jurisdiction shall have determined by a final judgment that such loss, claim, damage, liability or action resulted directly from any such acts or failures to act undertaken or omitted to be taken by such Underwriter through its bad faith or willful misconduct; and to reimburse each Underwriter and each such officer, employee and controlling person for any and all expenses (including the reasonable fees and disbursements of counsel chosen by the Representatives) as such expenses are reasonably incurred by such Underwriter or such officer, employee or controlling person in connection with investigating or defending, settling, compromising or paying against, or otherwise incurred in connection with, any such loss, claim, damage, liability, expense or action; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim damage, liability, expense or action arises out of or is based upon an untrue statement or omission in, or an alleged untrue statement or omission in, any Preliminary Prospectus, the Registration Statement, the Prospectus, the Statutory Prospectus, any Issuer Free Writing Prospectus, or such amendment or supplement thereto, or in any Blue Sky Application, made in reliance upon and in conformity with the Underwriter Information. This indemnity agreement will be in addition to any liability which the Company may otherwise have.

(b)           Each Underwriter agrees, severally and not jointly, to indemnify and hold harmless the Company, and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, each director of the Company, and each officer of the Company who signs the Registration Statement, against any losses, claims, damages or liabilities (including any reasonable investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted) to which such party may become subject, under the Securities Act or otherwise, and to reimburse the Company and each such officer, employee and controlling person for any and all expenses (including the reasonable fees and disbursements of counsel) as such expenses are reasonably incurred by the Company or such officer, employee or controlling person in connection with investigating or defending, settling, compromising or paying against, or otherwise incurred in connection with, any such loss, claim, damage, liability, expense or action, in each case only insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any Preliminary Prospectus, the Registration Statement, the Prospectus, the Statutory Prospectus, any Issuer Free Writing Prospectus, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in any Preliminary Prospectus, the Registration Statement, the Prospectus, the Statutory Prospectus (considered together with the Pricing Information), any Issuer Free Writing Prospectus, or any such amendment or supplement thereto, in reliance upon and in conformity with the Underwriter Information; provided, however, that the obligation of each Underwriter to indemnify the Company (including any controlling person, director or officer thereof) shall be limited to the net proceeds received by the Company from such Underwriter.

(c)           Any party that proposes to assert the right to be indemnified under this Section will, promptly after receipt of notice of commencement of any action, suit or proceeding against such party in respect of which a claim is to be made against an indemnifying party or parties under this Section, notify each such indemnifying party of the commencement of such action, suit or proceeding, enclosing a copy of all papers served.  No indemnification provided for in Section 6(a) or 6(b) shall be available to any party who shall fail to give notice as provided in this Section 6(c) if the party to whom notice was not given was unaware of the proceeding to which such notice would have related and was prejudiced by the failure to give such notice but the omission so to notify such indemnifying party of any such action, suit or proceeding shall not relieve it from any liability that it may have to any indemnified party for contribution or otherwise than under this Section.  In case any such action, suit or proceeding shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in, and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof and the approval by the indemnified party of such counsel (not to be unreasonably withheld or delayed), the indemnifying party shall not be liable to such indemnified party for any legal or other expenses, except as provided below and except for the reasonable costs of investigation subsequently incurred by such indemnified party in connection with the defense thereof.  The indemnified party shall have the right to employ its counsel in any such action, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the employment of counsel by such indemnified party has been authorized in writing by the indemnifying parties, (ii) the indemnified party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or in addition to those available to the indemnifying party (in which case the indemnifying parties shall not have the right to direct the defense of such action on behalf of the indemnified party) or (iii) the indemnifying parties shall not have employed counsel to assume the defense of such action within a reasonable time after notice of the commencement thereof, in each of which cases the fees and expenses of counsel shall be at the expense of the indemnifying parties.  An indemnifying party shall not be liable for any settlement of any action, suit, and proceeding or claim effected without its written consent, which consent shall not be unreasonably withheld or delayed.

7.             Contribution.  In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in Section 6(a) or 6(b) is due in accordance with its terms but for any reason is unavailable to or insufficient to hold harmless an indemnified party in respect to any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate losses, liabilities, claims, damages and expenses (including any investigation, legal and other expenses reasonably incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claims asserted, but after deducting any contribution received by any person entitled hereunder to contribution from any person who may be liable for contribution) incurred by such indemnified party, as incurred, in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriters on the other hand from the offering of the Shares pursuant to this Agreement or, if such allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to above but also the relative fault of the Company on the one hand and the Underwriters on the other hand in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.  The Company and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above.  The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.  Notwithstanding the provisions of this Section 7, no Underwriter (except as may be provided in the Agreement Among Underwriters) shall be required to contribute any amount in excess of the amount by which the total price at which the shares underwritten by it and distributed to the public were offered to the public exceeds the amount of damages which such underwriter has otherwise been required to pay by reason of any such untrue or alleged untrue statement or omission or alleged omission.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.  For purposes of this Section 7, each person, if any, who controls an Underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act shall have the same rights to contribution as such Underwriter, and each director of the Company, each officer of the Company who signed the Registration Statement, and each person, if any, who controls the Company within the meaning of the Section 15 of the Securities Act or Section 20 of the Exchange Act, shall have the same rights to contribution as the Company.  Any party entitled to contribution will, promptly after receipt of notice of commencement of any action, suit or proceeding against such party in respect of which a claim for contribution may be made against another party or parties under this Section 7, notify such party or parties from whom contribution may be sought, but the omission so to notify such party or parties from whom contribution may be sought shall not relieve the party or parties from whom contribution may be sought from any other obligation it or they may have hereunder or otherwise than under this Section 7.  No party shall be liable for contribution with respect to any action, suit, proceeding or claim settled without its written consent.  The Underwriter’s obligations to contribute pursuant to this Section 7 are several in proportion to their respective underwriting commitments and not joint.

8.             Termination.

(a)           This Agreement may be terminated with respect to the Shares to be purchased on a Closing Date by the Representatives by notifying the Company at any time at or before a Closing Date in the absolute discretion of the Representatives if: (i) there has occurred any material adverse change in the United Stated securities markets or any event, act or occurrence that has materially disrupted, or in the opinion of the Representatives, will in the future materially disrupt, the United States securities markets or there shall be such a material adverse change in general financial, political or economic conditions in the United States or the effect of international conditions on the financial markets in the United States is such as to make it, in the judgment of the Representatives, inadvisable or impracticable to market the Shares or enforce contracts for the sale of the Shares; (ii) there has occurred any outbreak or material escalation of hostilities or other calamity or crisis the effect of which on the financial markets of the United States is such as to make it, in the judgment of the Representatives, inadvisable or impracticable to market the Shares or enforce contracts for the sale of the Shares; (iii) trading in the Shares or any securities of the Company has been suspended or materially limited by the Commission or trading generally on the New York Stock Exchange, Inc., the American Stock Exchange, Inc, the Nasdaq Global Market or the Nasdaq Capital Market has been suspended or materially limited, or minimum or maximum ranges for prices for securities shall have been fixed, or maximum ranges for prices for securities have been required, by any of said exchanges or by such system or by order of the Commission, the National Association of Securities Dealers, Inc., or any other governmental or regulatory authority; or (iv) a banking moratorium has been declared by any state or Federal authority; or (v) in the judgment of the Representatives, there has been, since the time of execution of this Agreement or since the respective dates as of which information is given in the Prospectus, any material adverse change in the assets, properties, condition, financial or otherwise, or in the results of operations, business affairs or business prospects of the Company and the Subsidiary considered as a whole, whether or not arising in the ordinary course of business.

(b)           If this Agreement is terminated pursuant to any of its provisions, the Company shall not be under any liability to any Underwriter, and no Underwriter shall be under any liability to the Company, except that (y) if this Agreement is terminated by the Representatives or the Underwriters because of any failure, refusal or inability on the part of the Company  to comply with the terms or to fulfill any of the conditions of this Agreement, the Company will reimburse the Underwriters for all out-of-pocket expenses (including the reasonable fees and disbursements of their counsel) incurred by them in connection with the proposed purchase and sale of the Shares or in contemplation of performing their obligations hereunder and (z) no Underwriter who shall have failed or refused to purchase the Shares agreed to be purchased by it under this Agreement, without some reason sufficient hereunder to justify cancellation or termination of its obligations under this Agreement, shall be relieved of liability to the Company, or to the other Underwriters for damages occasioned by its failure or refusal.

9.             Substitution of Underwriters.  If any Underwriter shall default in its obligation to purchase on any Closing Date the Shares agreed to be purchased hereunder on such Closing Date, the Representatives shall have the right, within 36 hours thereafter, to make arrangements for one or more of the non-defaulting Underwriters, or any other underwriters, to purchase such Shares on the terms contained herein.  If, however, the Representatives shall not have completed such arrangements within such 36-hour period, then the Company shall be entitled to a further period of thirty-six hours within which to procure another party or other parties satisfactory to the Underwriters to purchase such Shares on such terms.  If, after giving effect to any arrangements for the purchase of the Shares of a defaulting Underwriter or Underwriters by the Representatives and the Company as provided above, the aggregate number of Shares which remains unpurchased on such Closing Date does not exceed one-eleventh of the aggregate number of all the Shares that all the Underwriters are obligated to purchase on such date, then the Company shall have the right to require each non-defaulting Underwriter to purchase the number of Shares which such Underwriter agreed to purchase hereunder at such date and, in addition, to require each non-defaulting Underwriter to purchase its pro rata share (based on the number of Shares which such Underwriter agreed to purchase hereunder) of the Shares of such defaulting Underwriter or Underwriters for which such arrangements have not been made; but nothing herein shall relieve a defaulting Underwriter from liability for its default.  In any such case, either the Representatives or the Company shall have the right to postpone the applicable Closing Date for a period of not more than seven days in order to effect any necessary changes and arrangements (including any necessary amendments or supplements to the Registration Statement or Prospectus or any other documents), and the Company agrees to file promptly any amendments to the Registration Statement or the Prospectus which in the opinion of the Company and the Underwriters and their counsel may thereby be made necessary.

If, after giving effect to any arrangements for the purchase of the Shares of a defaulting Underwriter or Underwriters by the Representatives and the Company as provided above, the aggregate number of such Shares which remains unpurchased exceeds 10% of the aggregate number of all the Shares to be purchased at such date, then this Agreement, or, with respect to a Closing Date which occurs after the First Closing Date, the obligations of the Underwriters to purchase and of the Company, as the case may be, to sell the Option Shares to be purchased and sold on such date, shall terminate, without liability on the part of any non-defaulting Underwriter to the Company, and without liability on the part of the Company, except as provided in Sections 5(b), 6, 7 and 8.  The provisions of this Section 9 shall not in any way affect the liability of any defaulting Underwriter to the Company or the nondefaulting Underwriters arising out of such default.  The term “Underwriter” as used in this Agreement shall include any person substituted under this Section 9 with like effect as if such person had originally been a party to this Agreement with respect to such Shares.

10.           Miscellaneous.  The respective agreements, representations, warranties, indemnities and other statements of the Company, and the several Underwriters, as set forth in this Agreement or made by or on behalf of them pursuant to this Agreement, shall remain in full force and effect, regardless of any investigation (or any statement as to the results thereof) made by or on behalf of any Underwriter or the Company or any of their respective officers, directors or controlling persons referred to in Sections 6 and 7 hereof, and shall survive delivery of and payment for the Shares.  In addition, the provisions of Sections 5(b), 6, 7 and 8 shall survive the termination or cancellation of this Agreement.

This Agreement has been and is made for the benefit of the Underwriters, the Company and their respective successors and assigns, and, to the extent expressed herein, for the benefit of persons controlling any of the Underwriters, or the Company, and directors and officers of the Company, and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement.  The term “successors and assigns” shall not include any purchaser of Shares from any Underwriter merely because of such purchase.

All notices and communications hereunder shall be in writing and mailed or delivered or by telephone or telegraph if subsequently confirmed in writing, (a) if to the Representatives, c/o CIBC World Markets Corp., 300 Madison Avenue, New York, New York 10016 Attention: Equity Capital Markets, with copies to CIBC World Markets Corp., 425 Lexington Avenue, New York, New York 10016, Attention: General Counsel and Lazard Capital Markets LLC, 30 Rockefeller Plaza, New York, NY 10020, Attention: General Counsel, with a copy to Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California 94025, Attention:  Ora Fisher, Esq. and (b) to the Company, to its agent for service as such agent’s address appears on the cover page of the Registration Statement with a copy to Perkins Coie LLP, 1201 Third Avenue, Suite 4800, Seattle, Washington, 98101, Attention:  Faith Wilson, Esq.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Please confirm that the foregoing correctly sets forth the agreement among us.

Very truly yours,

PONIARD PHARMACEUTICALS, INC.

By	/s/ Caroline M. Loewy
Name: Caroline M. Loewy
Title: Chief Financial Officer

Confirmed:

CIBC WORLD MARKETS CORP.

LAZARD CAPITAL MARKETS LLC

Acting severally on behalf of themselves and as representatives of the several Underwriters named in Schedule I annexed hereto.

By CIBC WORLD MARKETS CORP.

By	/s/ Andrew MacInnes
	Name:	Andrew MacInnes
	Title:	Managing Director and Head of U.S. Equity Capital Markets

By LAZARD CAPITAL MARKETS LLC

By	/s/ David G. McMillan, Jr.
	Name:	David G. McMillan, Jr.
	Title:	Managing Director Lazard Capital Markets LLC 30 Rockefeller Plaza New York, NY 10020

SCHEDULE I

Name	Number of Firm Shares to Be Purchased

CIBC World Markets Corp.	3,059,963
Lazard Capital Markets LLC	3,059,963
Pacific Growth Equities, LLC	2,039,975
Leerink Swann & Co., Inc.	2,039,975
Fortis Securities LLC	103,029

Total	10,302,905

Sch I-1

SCHEDULE II

Lock-up Signatories

Gerald McMahon

Frederick B. Craves

E. Rolland Dickson

Carl S. Goldfischer

Robert M. Littauer

Ronald A. Martell

Nicholas J. Simon, III

David R. Stevens

Caroline M. Loewy

David A. Karlin

Anna L. Wight

Cheni Kwok

Bay City Capital Management IV LLC

MPM Capital Management

Sch II-1

SCHEDULE III

ISSUER FREE WRITING PROSPECTUSES

None

Sch III-1

SCHEDULE IV

PRICING INFORMATION

•                  Poniard Pharmaceuticals, Inc., or Poniard, is selling 10,302,905 shares of common stock in a public offering.  This represents an increase of 802,905 shares over the 9,500,000 shares listed in the preliminary prospectus supplement filed with the SEC on April 13, 2007.  CIBC World Markets Corp. and Lazard Capital Markets LLC are acting as the Representative for the following Underwriters in the offering:  Pacific Growth Equities, LLC, Leerink Swann & Co., Inc. and Fortis Securities LLC.  If the Underwriters exercise their over-allotment option in full, Poniard will sell 1,545,436 additional shares of common stock to the Underwriters.  This over-allotment option reflects 120,436 shares more than the 1,425,000 over-allotment shares described in the preliminary prospectus supplement.  The over-allotment option is exercisable by the Underwriters on or before May 24, 2007.

•                  Upon completion of this offering, assuming no exercise of the over-allotment option by the Underwriters, Poniard will have 33,111,138 shares of common stock outstanding based on the actual number of shares outstanding as of April 11, 2007 excluding, as of that date, shares of common stock issuable (i) upon conversion of Poniard’s outstanding preferred stock, (ii) upon the exercise of various outstanding warrants and options and (iii) shares of common stock available for future issuance under Poniard’s incentive compensation plan.

•                  The closing bid price of Poniard’s common stock on April 24, 2007, as reported by the The Nasdaq Capital Market, was $6.33 per share.

•                  The Underwriters are proposing to offer and sell the shares in a public offering at a price of $6.33 per share.

•                  The Underwriters are receiving an underwriting discount of $0.3798 per share.

•                  As of December 31, 2006 and after giving effect to the offering of 10,302,905 shares of common stock, Poniard’s as adjusted cash, cash equivalents and restricted cash was approximately $105.0 million, its as adjusted working capital (deficit) was approximately $103.0 million its as adjusted total assets was approximately $129.8 million and its as adjusted shareholders’ equity was approximately $107.6 million.

•                  Poniard estimates that the net proceeds from the sale of the shares of common stock that it is offering will be approximately $60.7 million based on the public offering price.  If the underwriters exercise their over-allotment option in full, the net proceeds of the shares Poniard sells will be approximately $69.9 million.

•                  As of December 31, 2006 and after giving effect to the offering of 10,302,905 shares of common stock, Poniard’s as adjusted additional paid-in capital was approximately

Sch IV-1

$386.6 million, its as adjusted total stockholders’ equity was approximately $107.6 million and its as adjusted total capitalization was approximately $117.6 million.

•                  After giving effect to the offering of 10,302,905 shares of common stock, Poniard’s pro forma net tangible book value per share, as of December 31, 2006, was $2.91, and the dilution per share to new investors in the offering is $3.42.

Sch IV-2

Exhibit A

FORM OF LOCK-UP AGREEMENT

    , 2007

CIBC World Markets Corp.

Lazard Capital Markets LLC

As Representatives of the several Underwriters

c/o CIBC World Markets Corp.

300 Madison Avenue

New York, New York 10017

Re:          Public Offering of Common Stock of Poniard Pharmaceuticals, Inc.

Ladies and Gentlemen:

The undersigned, a holder of common stock, par value $0.02 per share (“Common Stock”), or rights to acquire Common Stock, of Poniard Pharmaceuticals, Inc. (the “Company”) understands that you, as Representatives of the several Underwriters, propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) with the Company, providing for the public offering (the “Public Offering”) by the several Underwriters named in Schedule I to the Underwriting Agreement (the “Underwriters”), of shares of Common Stock of the Company (the “Securities”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Underwriting Agreement.

In consideration of the Underwriters’ agreement to enter into the Underwriting Agreement and to proceed with the Public Offering of the Securities, and for other good and valuable consideration receipt of which is hereby acknowledged, the undersigned hereby agrees for the benefit of the Company, you and the other Underwriters that, without the prior written consent of CIBC World Markets Corp. and Lazard Capital Markets LLC on behalf of the Underwriters, the undersigned will not, during the period ending 90 days (the “Lock-Up Period”) after the date of the prospectus supplement relating to the Public Offering (the “Prospectus Supplement”), directly or indirectly (1) offer, pledge, assign, encumber, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock owned either of record or beneficially (as defined in the Securities Exchange Act of 1934, as amended) by the undersigned on the date hereof or hereafter acquired or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, or publicly announce an intention to do any of the foregoing. In addition, the undersigned agrees that, without the prior written consent of CIBC World Markets Corp. and

Lazard Capital Markets LLC on behalf of the Underwriters, it will not, during the period ending 90 days after the date of the Prospectus Supplement, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock. The foregoing shall not apply to (x) Common Stock to be transferred as a gift or gifts (provided that any donee thereof agrees in writing to be bound by the terms hereof), (y) the sale of the Securities to be sold pursuant to the Prospectus Supplement and (z) sales under any 10b-5 plan.

Notwithstanding the foregoing, if (x) during the last 17 days of the Lock-Up Period the Company issues an earnings release or material news or a material event relating to the Company occurs; or (y) prior to the expiration of the Lock-Up Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the 90-day period; the restrictions imposed in this letter agreement (this “Letter Agreement”) shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event; provided, however, that this sentence shall not apply if the research published or distributed on the Company is compliant under Rule 139 of the Securities Act and the Company’s securities are actively traded as defined in Rule 101(c)(1) of Regulation M of the Exchange Act.

In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the securities described herein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Letter Agreement.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Letter Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

The undersigned understands that, if the Underwriting Agreement does not become effective, or if the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Common Stock to be sold thereunder, the undersigned shall be released form all obligations under this Letter Agreement.

The undersigned, whether or not participating in the Offering, understands that the Underwriters are entering into the Underwriting Agreement and proceeding with the Public Offering in reliance upon this Letter Agreement.

This Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof.

Very truly yours,

By:
Name:
Title: